EXHIBIT 23.2

                                   CONSENT OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use in this Amendment No. 1 to Form SB-2 Registration Statement of our independent registered public accounting firm report dated February 14, 2006, with respect to our audits of the consolidated balance sheet of People's Liberation, Inc. and its wholly owned subsidiaries, Versatile Entertainment, Inc. and Bella Rose, LLC as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 2005 and 2004 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.

/s/ Grobstein Horwath & Company LLP
-----------------------------------
    Grobstein Horwath & Company LLP

Sherman Oaks, California
March 8, 2006